Exhibit 99

                           FPIC INSURANCE GROUP, INC.
                   ANNOUNCES AMENDMENT TO ITS CREDIT FACILITY

              Agreement Reached with Lenders Concludes Negotiations
              -----------------------------------------------------

JACKSONVILLE, Fla., Nov. 22, 2002 (Business Wire) - FPIC Insurance Group, Inc. (Nasdaq: FPIC) (the "Company") today announced that it has reached agreement with its lenders and is in full compliance with the terms and conditions of its Revolving Credit and Term Loan Agreement (the "Credit Facility") dated August 31, 2001, as amended. Negotiation of an amendment to the Credit Facility was necessitated by the Company's noncompliance with a loan covenant following a change in its financial strength rating by A.M. Best Company ("Best") from A- (Excellent) with a negative outlook to B++ (Very Good) with a stable outlook on October 23, 2002. The amendment to the Credit Facility concludes negotiations between the Company and its lenders on this issue.

Commenting on the new terms, John R. Byers, President and Chief Executive Officer, stated, "We are pleased to have successfully completed this important business with our lenders. Our lenders understand the rating pressures and circumstances surrounding the change in our Best rating, and we believe the new terms are fair and reasonable under the circumstances."

Kim D. Thorpe, Executive Vice President and Chief Financial Officer, added, "The new terms, which include an increase in our annual interest rate of approximately 75 basis points, or three-quarters of 1%, and some additional collateral requirements, are very manageable and will not have a material impact on our liquidity."

Additional information regarding the terms of the amendment to the Credit Facility is available in the Company's Securities and Exchange Commission ("SEC") Form 8-K filed with the SEC on November 22, 2002.

                             Safe Harbor Disclosure
                             ----------------------
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Any written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to:

(i) Uncertainties relating to government and regulatory policies (such as subjecting the Company to insurance regulation or taxation in additional jurisdictions or amending, revoking or enacting any laws, regulations or treaties affecting the Company's current operations);
(ii) The occurrence of insured or reinsured events with a frequency or severity exceeding the Company's estimates;

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(iii)       Legal developments, including claims for extra-contractual obligations or in excess of policy limits in connection with the administration of insurance claims;
(iv) Developments in global financial markets that could affect the Company's investment portfolio and financing plans;
(v) Developments in reinsurance markets that could affect the Company's reinsurance program;
(vi) The impact of mergers and acquisitions, including the ability to successfully integrate acquired businesses and achieve cost savings, competing demands for the Company's capital and the risk of undisclosed liabilities;
(vii) Risk factors associated with financing and refinancing, including the willingness of credit institutions to provide financing and the availability of credit generally;
(viii) The competitive environment in which the Company operates, including reliance on agents to place insurance, physicians electing to practice without insurance coverage, related trends and associated pricing pressures and developments;
(ix) The actual amount of new and renewal business and market acceptance of expansion plans;
(x)         The impact of surplus constraints on growth;
(xi) Rates charged for insurance products, including rates on excess policies, being subject to or mandated by regulatory approval;
(xii)       The loss of the services of any of the Company's executive officers;
(xiii)      Changing rates of inflation and other economic conditions;
(xiv)       The uncertainties of the loss reserving process;
(xv)        The ability to collect reinsurance recoverables;
(xvi) Changes in the Company's financial ratings resulting from one or more of these uncertainties or other factors and the potential impact on agents' ability to place insurance business on behalf of the Company; and

other risk factors discussed in the Company's Form 10-Q for the quarter ended September 30, 2002 filed with the SEC on November 13, 2002.

The words "believe," "anticipate," "foresee," "estimate," "project," "plan," "expect," "intend," "hope," "should," "will," "will likely result" or "will continue" and variations thereof or similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                Corporate Profile
                                -----------------
FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability insurance for physicians, dentists and other healthcare providers, primarily in Florida and Missouri. The Company also provides management and administration services to Physicians' Reciprocal Insurers, a New York medical professional liability insurance reciprocal, and third party administration services both within and outside the healthcare industry.



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                                     Contact
                                Roberta Goes Cown
                   Senior Vice President and Corporate Counsel
                          904/354-2482, Extension 3287

             For all your investor needs, FPIC is on the Internet at
                               http://www.fpic.com

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